Exhibit 99.2

ArQule Announces Pricing of $90 Million Public Offering of Common Stock

Burlington, MA, June 25, 2019 - ArQule, Inc. (Nasdaq: ARQL) today announced the pricing of an underwritten public offering of 9,250,000 shares of its common stock at a price to the public of $9.75 per share. ArQule has granted the underwriters a 30-day option to purchase up to an additional 1,387,500 shares of its common stock. The offering is expected to close on or about June 27, 2019, subject to satisfaction of customary closing conditions. The gross proceeds to ArQule from the offering, excluding any exercise by the underwriters of their 30-day option to purchase additional shares, are expected to be approximately $90.2 million, before deducting underwriting discounts and commissions and other offering expenses payable by ArQule.

The Company intends to use the net proceeds of the offering to fund its clinical programs and for general corporate purposes.

SVB Leerink and RBC Capital Markets are acting as joint bookrunning managers for the offering. Oppenheimer & Co. Inc. and Needham & Company are acting as co-lead managers, and Roth Capital Partners, B. Riley FBR and JonesTrading Institutional Services LLC are acting as co-managers for the offering.

The securities described above are being offered by ArQule pursuant to an effective shelf registration statement on Form S-3 (File. No. 333-232306), including a base prospectus, that was filed by ArQule with the Securities and Exchange Commission (“SEC”) and automatically became effective on June 24, 2019. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About ArQule

ArQule is a biopharmaceutical company engaged in the research and development of targeted therapeutics to treat cancers and rare diseases. ArQule’s mission is to discover, develop and commercialize novel small molecule drugs in areas of high unmet need that will dramatically extend and improve the lives of our patients. Our clinical-stage pipeline consists of four drug candidates, all of which are in targeted, biomarker-defined patient populations, making ArQule a leader among companies our size in precision medicine. ArQule’s pipeline includes: ARQ 531, an orally bioavailable, potent and reversible dual inhibitor of both wild type and C481S-mutant BTK, in phase 1 for patients with B-cell malignancies refractory to other therapeutic options; miransertib (ARQ 092), a potent and selective inhibitor of the AKT serine/threonine kinase, in a planned registrational trial with cohorts in Proteus syndrome and PROS to initiate in 2019; ARQ 751, a next generation highly potent and selective AKT inhibitor, in phase 1 for patients with AKT1 and PI3K mutations; and derazantinib, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family, in a registrational trial for iCCA in collaboration with Basilea and Sinovant. ArQule’s current discovery efforts are focused on the identification and development of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about ArQule’s expectations regarding the completion, timing and size of the proposed offering, and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares. These statements are based on ArQule’s current beliefs and expectations, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of closing conditions related to the proposed public offering, as well as risks and uncertainties associated with ArQule’s drug development and other activities. For more detailed information about these risks and uncertainties, see ArQule’s periodic reports filed with the SEC. ArQule does not undertake any obligation to publicly update any forward-looking statements.

Corporate Contact:

Kathleen Farren

Investor Relations & Executive Assistant to the CFO

ir@arqule.com

Media Contact:

Cait Williamson, Ph.D.

LifeSci Public Relations

(646) 751-4366

cait@lifescipublicrelations.com